Exhibit 99.1

Lion Biotechnologies Announces Second Quarter 2015 Financial Results

NEW YORK, NY (August 10, 2015) – Lion Biotechnologies, Inc. (Nasdaq: LBIO), a biotechnology company that is developing novel cancer immunotherapies based on tumor-infiltrating lymphocytes (TIL), today reported financial results for the second quarter and six months ended June 30, 2015. For the second quarter and six months ended June 30, 2015, the Company reported operating expenses of $2.4 million and $4.9 million, respectively, compared to $1.6 million and $3.1 million respectively for the comparable 2014 periods. Research and development expenses totaled $4.1 million and $6.8 million, respectively, for the three and six months ended June 30, 2015, compared to $0.5 million and $1.2 million, respectively, for the same periods in 2014. During the six months ended June 30, 2015, the Company raised $63.8 net proceeds from the sale of its shares of common stock and received $7.9 million through the exercise of warrants. As a result, as of June 30, 2015, the Company held $112.3 million in cash and short-term investments.

Highlights for the first half of 2015 included:

•	Orphan drug designation received for the Company’s lead product candidate, LN-144, for the treatment of malignant melanoma.
•	Amendment of the Company’s existing Cooperative Research and Development Agreement (CRADA) with the National Cancer Institute to include bladder, lung, triple-negative breast and HPV-associated cancers.
•	Exclusive, worldwide license agreement with the National Institute of Health (NIH) for intellectual property related to two patent-pending technologies to increase the potency and efficiency of TIL production for the treatment of metastatic melanoma.
•	Membership in the Russell Global Index.
•	Conversion of the Company’s license agreement with the NIH from a non-exclusive license to an exclusive license for patents to develop and commercialize TIL therapy in melanoma.
•	Continued progress towards a multi-center, Phase 2, open-label study of LN-144 for the treatment of refractory metastatic melanoma, to be initiated during the third quarter of 2015.
•	Publication of data from a metastatic cervical cancer study by the National Cancer Institute showing objective responses, including durable, complete regressions, in patients after a single infusion of HPV-TIL. The study, “Complete Regression of Metastatic Cervical Cancer After Treatment With Human Papillomavirus-Targeted Tumor-Infiltrating T Cells,” was published in Journal of Clinical Oncology.
•	Relocation of its corporate offices to New York City.

“I’m pleased with our accomplishments so far in 2015,” stated Elma Hawkins, Lion’s president and chief executive officer. “The capital we secured earlier this year will enable us to further develop and increase the effectiveness of TIL therapy. We are encouraged by the results we have seen from independent TIL therapy studies and are looking forward to initiating our planned Phase 2 melanoma study scheduled to begin later this quarter.”

About Lion Biotechnologies

Lion Biotechnologies, Inc. is a clinical stage biotechnology company focused on the development of cancer immunotherapy products for the treatment of various cancers.  The company’s lead product candidate is an adoptive cell therapy using tumor-infiltrating lymphocytes (TIL) for the treatment of patients with refractory metastatic melanoma, and is based on a clinical Cooperative Research and Development Agreement with the National Cancer Institute. TIL therapy is also being evaluated in physician-sponsored clinical trials at MD Anderson Cancer Center and Moffitt Cancer Center. For more information, please visit http://www.lionbio.com.

Forward Looking Statements

This press release contains “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995 regarding, among other things, future operating and financial performance, product development, market position and business strategy. The reader is cautioned not to rely on these forward-looking statements. These statements are based on current expectations of future events. If underlying assumptions prove inaccurate or known or unknown risks or uncertainties materialize, actual results could vary materially from the expectations and projections. Risks and uncertainties include, but are not limited to, technological factors, such as technological advances or new products and patents attained by competitors; challenges and uncertainties inherent in new product development, including uncertainty of clinical success and obtaining regulatory approvals; uncertainty of commercial success for the company’s new and existing products; the ability of the company to successfully execute its strategic plans; challenges to patents; significant adverse litigation or regulatory investigation; government action, including changes to applicable laws and regulations and global health care reforms; trends toward health care cost containment; changes in behavior and spending patterns of purchasers of health care products and services. A further list and description of these risks, uncertainties and other factors can be found in Lion Biotechnologies, Inc. Annual Report on Form 10-K for the fiscal year ended December 31, 2014, filed with the Securities and Exchange Commission on March 16, 2015 and the company’s subsequent filings with the Securities and Exchange Commission. Copies of these filings are available online at www.sec.gov or www.lionbio.com. Any forward-looking statement made in this release speaks only as of the date of this release. Lion Biotechnologies, Inc. does not undertake to update any forward-looking statements as a result of new information or future events or developments.

Condensed Statement of Operations

(unaudited)

(in 000s except per share information)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2015	2014	2015	2014

Revenues	$-	$-	$-	$-

Costs and expenses
Operating expenses*	2,384	1,616	4,898	3,155
Research and development**	4,056	494	6,841	1,215
Total costs and expenses	6,440	2,110	11,739	4,370

Loss from operations	(6,440)	(2,110)	(11,739)	(4,370)
Interest income	73	-	73	-
Net Loss	$(6,367)	$(2,110)	$(11,666)	$(4,370)

Net Loss Per Share, Basic and Diluted	$(0.14)	$(0.09)	$(0.28)	$(0.19)

Weighted-Average Common Shares Outstanding, Basic and Diluted	45,082	24,138	41,414	22,503

*	Includes $1,114, $461, $1,805, and $1,230, respectively, in stock-based compensation costs
**	Includes $809, $419, $1,584, and $552, respectively, in stock-based compensation costs

Summary Balance Sheet Data (in 000s)

	June 30,	December 31,
	2015	2014 (1)
	(unaudited)
Cash, cash equivalents and short-term investments	$112,336	$44,909
Total assets	$114,740	$46,507
Stockholders’ equity	$112,873	$44,845

(1)	Derived from audited financial statements

Investor Relations

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Gitanjali Ogawa

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Gogawa@troutgroup.com